Exhibit 10.4

BURNHAM HILL PARTNERS

A DIVISION OF PALI CAPITAL INC.

590 MADISON AVENUE	TEL 212-980-2200
NEW YORK, NEW YORK 10022	FAX 212-980-9466

            , 2008

Glenn L. Argenbright

President and Chief Executive Officer

FLO Corporation

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

Dear Mr. Argenbright:

This letter Agreement (the “Agreement”) confirms the engagement of Burnham Hill Partners (“BHP”), a division of Pali Capital Inc., by FLO Corporation (the “Company”) to act as its exclusive placement agent in connection with an equity and/or debt financing through a transaction or transactions exempt from registration under the Securities Act of 1933, as amended and in compliance with the applicable securities laws and regulations (a “Financing”).

In connection with BHP’s engagement hereunder, the Company shall compensate BHP as set forth below:

(a)	In connection with the final closing of a Financing(s) resulting in total gross proceeds received by the Company of no less than $6.5 million, the Company shall pay BHP a cash fee equal to ten (10%) percent of the gross proceeds received by the Company (the “Placement Fee”), offset by any fees paid to sub-placement agents by FLO in connection with the Financing contemplated by this agreement.

(b)	In connection with the final closing of a Financing(s) resulting in total gross proceeds received by the Company of no less than $6.5 million, the Company shall issue to BHP and/or its designees and assignees i) 5-year warrants in an amount equal to ten (10%) percent of the number of shares issued (or, in the case of convertible securities, the number of shares immediately issuable on an as converted basis) to investors and ii) 5-year warrants in an amount equal to ten (10%) percent of the number of warrants issued to investors (the “Placement Warrants”). Such Placement Warrants issued to BHP and/or its designees and assignees shall be offset by any Placement Warrants issued to sub-placement agents by FLO in connection with the Financing contemplated by this Agreement. The Placement Warrants shall be exercisable at 105% of the purchase price of the common stock issued, or, in the case of convertible securities, 105% of the conversion price of the securities issued. The shares underlying the Placement Warrants shall have standard piggyback registration rights, be exercisable upon issuance pursuant to a cashless exercise provision, be non-redeemable and at the election of the holder be included in any registration statement covering the shares issued pursuant to any financing activity under this Agreement.

(c)	In connection with the cash exercise of warrants issued to investors in connection with any Financing pursuant to this Agreement, BHP shall receive a cash fee equal to five (5%) percent of the gross proceeds received by the Company upon cash exercise of such investor warrants.

In addition to the above, the Company agrees to reimburse BHP for reasonable out-of-pocket expenses (which amount shall not exceed $5,000 without the prior approval of the Company) incurred in connection with this Agreement. All fees and expenses hereunder are payable in cash, unless otherwise noted, and, to the extent not previously paid, shall be paid at the closing of any Financing. The Company shall also agree to reimburse reasonable legal fees of one law firm incurred by either BHP and/or the investor(s) in connection with this Agreement.

In connection with this Agreement, the Company will furnish BHP with all information concerning the Company which BHP reasonably deems appropriate and will provide BHP with access to its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning the Company that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of the Company.

BHP’s engagement under this Agreement shall expire twelve (12) months from the date hereof (the “Authorization Period”). Either party may, upon ten (10) days written notice to the other party, terminate this Agreement, provided, however, that upon its expiration or termination by the Company without cause, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of six (6) months after such expiration or termination (the “Tail Period”), the Company completes a Financing or other similar transaction or event consistent with the purpose and intent of this Agreement. Furthermore, during the Authorization Period, BHP shall retain the right, but not the obligation, to act as the Company’s exclusive financial advisor with respect to any such additional engagement(s) undertaken by the Company. The terms and provisions of such additional engagement(s) shall be covered under a separate letter agreement mutually agreed to by both parties consistent with agreements of such type.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, which may not be unreasonably withheld, conditioned or delayed. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter agreement (the “Indemnification Agreement”), dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP is a division of Pali Capital, Inc., a registered broker-dealer. This Agreement shall remain in full force and effect as to BHP and the Company, and shall be deemed fully assigned, in the event that BHP becomes an independent entity. Our engagement is for the limited purposes set forth under this Agreement, and the rights and obligations of each of BHP and the Company are herein defined. In connection with this Agreement, BHP is acting as an independent contractor with duties owing solely to the Company. As such, each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers or directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

TO:	Burnham Hill Partners	Date: ______ __, 2008
A division of Pali Capital Inc.
590 Madison Avenue
New York, NY 10022

In connection with your engagement pursuant to our letter agreement (the “Engagement Agreement”) of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners (“BHP”), a division of Pali Capital Inc. and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) in connection with the Engagement or (ii) actions or failures to act by an Indemnified Person in connection with the Engagement with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the Engagement Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

We will reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or the Engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we enter into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.

If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that you are called or subpoenaed to give testimony in a court of law with respect to any Action, we agree to pay your expenses related thereto and for every day or part thereof that you are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and the Engagement Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Accepted and Agreed:	Very truly yours,

BURNHAM HILL PARTNERS	Client: FLO Corporation